Exhibit 10.1

EXECUTION COPY

$500,000,000

FIVE YEAR REVOLVING CREDIT AGREEMENT

dated as of

September 24, 2012

among

The Chubb Corporation

The Banks Listed Herein

Deutsche Bank Securities Inc.

and

Citigroup Global Markets Inc.

as Joint Lead Arrangers and Joint Book Runners

Citibank, N.A.

as Syndication Agent

The Bank of New York Mellon,

JPMorgan Chase Bank, N.A. and

Wells Fargo Bank, National Association

as Documentation Agents

and

Deutsche Bank AG New York Branch

as Administrative Agent

(i)

(ii)

SECTION 9.04.	Sharing of Set-Offs	47
SECTION 9.05.	Amendments and Waivers	47
SECTION 9.06.	Successors and Assigns	48
SECTION 9.07.	Collateral	49
SECTION 9.08.	Governing Law; Submission to Jurisdiction	49
SECTION 9.09.	Counterparts; Integration	49
SECTION 9.10.	Confidentiality	49
SECTION 9.11.	USA PATRIOT Act	50
SECTION 9.12.	WAIVER OF JURY TRIAL	50
SECTION 9.13.	Waiver of Notice of Termination Under Existing Credit Agreement	50
SECTION 9.14.	Register	50

Schedule 1 -	Commitments

Exhibit A -	Note
Exhibit B -	Money Market Quote Request
Exhibit C -	Invitation for Money Market Quotes
Exhibit D -	Money Market Quote
Exhibit E-1 -	Opinion of Counsel for the Borrower
Exhibit E-2 -	Opinion of Counsel for the Borrower
Exhibit F -	Assignment and Assumption Agreement

(iii)

FIVE YEAR REVOLVING CREDIT AGREEMENT

AGREEMENT dated as of September 24, 2012, among THE CHUBB CORPORATION, the BANKS listed on the signature pages hereof, and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.03.

“Adjusted Consolidated Net Worth” means at any date the shareholders’ equity of the Borrower and its Consolidated Subsidiaries determined as of such date, adjusted to exclude the effect of Statement of Financial Accounting Standards No. 115 (by excluding any unrealized appreciation or depreciation of fixed maturity investments, net of any related adjustments and any related deferred income taxes).

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form provided by the Agent and submitted by each Bank to the Agent (with a copy to the Borrower) duly completed by such Bank.

“Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Alternative Currency” means any currency other than Dollars which is freely transferable and convertible into Dollars.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

“Applicable Percentage” of any Bank means the percentage of the aggregate Commitments represented by such Bank’s Commitment.

“Applicable Rate” means, for any day, with respect to any Base Rate Loan or Euro-Dollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Margin”, “Euro-Dollar Margin” or “Facility Fee”, as the case may be, based upon ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Rating of Index Debt	Base Rate Margin	Euro-Dollar Margin	Facility Fee

Category 1 > AA-/Aa3	0.0000%	0.5650%	0.0600%

Category 2 AA-/Aa3	0.0000%	0.6750%	0.0750%

Category 3 A+/A1	0.0000%	0.7850%	0.0900%

Category 4 A/A2	0.0000%	0.9000%	0.1000%

Category 5 A-/A3	0.0000%	1.0000%	0.1250%

Category 6 < A-/A3	0.2000%	1.2000%	0.1750%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the pricing shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the pricing shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Banks. Each change in the pricing shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the pricing shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Arrangers” means Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. in their capacities as joint lead arrangers and joint lead bookrunners for the Banks hereunder, and their successors in such capacities.

“Assignee” has the meaning set forth in Section 9.06(c).

“Bank” means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of  1/2 of 1% plus the Federal Funds Rate for such day and (iii) the London Interbank Offered Rate for a Euro-Dollar Loan with a one-month Interest Period commencing on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) plus 1%.

“Base Rate Loan” means (i) a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Article VIII or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multi employer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means The Chubb Corporation, a New Jersey corporation, and its successors.

“Borrower’s 2011 Form 10-K” means the Borrower’s annual report on Form 10K for 2011, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Borrowing” has the meaning set forth in Section 1.03.

“Commitment” means, with respect to each Bank, the amount set forth opposite the name of such Bank on Schedule 1 hereto, as such amount may be reduced or increased from time to time pursuant to Sections 2.10, 2.11, 2.19, 2.20, 6.01 and 9.06.

“Committed Exposure” means, with respect to any Bank at any time, the sum of the aggregate principal amount of such Bank’s Committed Loans outstanding at such time and its Swingline Exposure at such time.

“Committed Loan” means a loan made by a Bank pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Consenting Bank” has the meaning set forth in Section 2.20(b).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others Guaranteed by such Person.

“Declining Bank” has the meaning set forth in Section 2.20(b).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means, subject to Section 2.21(b), any Bank that (a) has failed to (i) fund all or any portion of its Loans within three Domestic Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Swingline Lender or any other Bank any other amount required to be paid by it hereunder (including in respect of its participation in Swingline Loans) within three Domestic Business Days of the date when due, (b) has notified the Borrower, the Agent or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Domestic Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency or other similar law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Swingline Lender and each Bank.

“Dollar Amount” means, in relation to any Money Market Borrowing denominated in an Alternative Currency, the amount designated by the Borrower as the Dollar amount of such Money Market Borrowing in the related Notice of Money Market Borrowing, subject to Section 2.03(h).

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office”, means as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

“Domestic Loans” means Base Rate Loans.

“Domestic Reserve Percentage” has the meaning set forth in Section 2.08(b).

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Equivalent Amount” means, in connection with the determination of the amount of a Money Market Loan to be made or theretofore made in any Alternative Currency in relation to the Dollar Amount of such Loan, the amount of such Alternative Currency converted from such Dollar Amount at the spot buying rate of the Bank that is to make or has made such Loan (based on the London interbank market rate then prevailing) for Dollars against such Alternative Currency as of approximately 9:00 A.M. (New York City time) three Euro-Dollar Business Days before the date on which such Loan is to be made or the date on which the Equivalent Amount thereof is to be determined, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, and, where funds are to be paid or made available in an Alternative Currency, on which commercial banks are open for domestic and international business (including dealings in deposits in such Alternative Currency) in both London and the place where such funds are paid or made available.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

“Euro-Dollar Loan” means (i) a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.08(b) on the basis of a London Interbank Offered Rate.

“Euro-Dollar Reference Banks” means Citibank, N.A. and Deutsche Bank AG New York Branch.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of “Euro-currency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” means the Five Year Revolving Credit Agreement dated as of June 22, 2005, as amended, supplemented or otherwise modified from time to time, among the Borrower, certain banks, Deutsche Bank AG New York Branch and Citicorp USA, Inc., as swingline lenders, Citicorp USA, Inc., as syndication agent, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint book runners and Deutsche Bank AG New York Branch, as administrative agent.

“Existing Maturity Date” has the meaning set forth in Section 2.20(c).

“Extension Date” has the meaning set forth in Section 2.20(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, or any amendment or revision thereof so long as such amendment or revision is substantially similar to Sections 1471 to 1474 of the Internal Revenue Code as of the date of this Agreement, together in each case with any current or future regulations, guidance or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the U.S. Internal Revenue Service) and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Deutsche Bank AG New York Branch on such day on such transactions as determined by the Agent.

“Fixed Rate Loans” means Euro-Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Prime Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

“Fronting Exposure” means, at any time there is a Defaulting Bank, with respect to any Swingline Lender, such Defaulting Bank’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks.

“Group of Loans” means at any time a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time or (ii) all Committed Loans which are Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.02 or 8.04, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Insurance Subsidiary” means any Subsidiary of the Borrower that is required to be licensed as an insurer or reinsurer.

“Interest Period” means: (1) with respect to each Euro-Dollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

(a) with the consent of all Banks (and otherwise in accordance with Section 9.05), the Interest Period may be extended for up to one year from the date of borrowing specified in the applicable Notice of Borrowing or the date specified in the applicable Notice of Interest Rate Election;

(b) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(c) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (d) below, end on the last Euro-Dollar Business Day of a calendar month; and

(d) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

(2) with respect to each Base Rate Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30 days thereafter; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day; and

(b) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

(3) with respect to each Money Market LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

(4) with respect to each Money Market Absolute Rate Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day; and

(b) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date; and

(5) with respect to each Swingline Loan, the period commencing on the date of such Loan and ending such number of days thereafter (but not exceeding three Domestic Business Days) as the Borrower may elect in accordance with Section 2.04; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

(b) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge or security interest (or other encumbrance of any kind having a similar effect) in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Domestic Loan, a Euro-Dollar Loan, a Swingline Loan or a Money Market Loan and “Loans” means Domestic Loans, Euro-Dollar Loans, Swingline Loans or Money Market Loans or any combination of the foregoing.

“London Interbank Offered Rate” has the meaning set forth in Section 2.08(b).

“Material Adverse Effect” means a material adverse affect on (a) the financial position of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (b) the ability of the Borrower to comply with its payment obligations under this Agreement, or (c) the validity of this Agreement or the Loans.

“Material Debt” means Debt (other than the Notes) of the Borrower and/or one or more of its Significant Subsidiaries (other than a Real Estate Subsidiary), arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $100,000,000; provided that Debt of one or more Securitization Subsidiaries, arising in one or more related or unrelated transactions, not exceeding $500,000,000 individually or in the aggregate, shall not constitute Material Debt.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.

“Maturity Date” means September 24, 2017, subject to extension pursuant to Section 2.20.

“Maturity Date Extension Request” has the meaning set forth in Section 2.20(a).

“Money Market Absolute Rate” has the meaning set forth in Section 2.03(d).

“Money Market Absolute Rate Loan” means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending office by notice to the Borrower and the Agent; provided that any Bank may from time to time by notice to the Borrower and the Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Money Market LIBOR Loan” means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Prime Rate pursuant to Section 8.01(a)).

“Money Market Loan” means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

“Money Market Margin” has the meaning set forth in Section 2.03(d).

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03.

“Money Market Quote Request” means a money market quote request substantially in the form of Exhibit B hereto.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Non-Defaulting Bank” means, at any time, each Bank that is not a Defaulting Bank at such time.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Money Market Borrowing (as defined in Section 2.03(f)).

“Notice of Interest Rate Election” has the meaning set forth in Section 2.16.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest publicly announced by Deutsche Bank AG New York Branch in New York City from time to time as its Prime Rate.

“Qualifying Securitization Transaction” means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary acquires Qualifying Securitization Assets (as defined below) from the Borrower or any Subsidiary in a single transaction or series of transactions and finances or monetizes such Qualifying Securitization Assets through the issuance of indebtedness or equity interests or through the sale of fractional undivided interests in such assets; provided that (a) the Borrower shall have determined in good faith that such transaction or transactions constitute a securitization arrangement and the terms thereof are economically fair and reasonable to the Borrower; (b) all transfers of Qualifying Securitization Assets to or by the Securitization Subsidiary are made for fair value; (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms as determined in good faith by the Borrower; and (d) all transfers of Qualifying Securitization Assets to a Securitization Subsidiary shall be made without recourse to, and no portion of the indebtedness or other contractual obligations of a Securitization Subsidiary is guaranteed by, or is recourse to, the Borrower or any other Subsidiary (other than (i) recourse of customary representations, warranties, covenants and indemnities relating to title, quality, use or condition of the assets transferred to such Securitization Subsidiary as of the time of transfer (and not to collectability thereof during the period from and after the transfer to the Securitization Subsidiary) or (ii) recourse to the extent the corresponding obligation is treated as secured Debt, and is permitted to be secured, pursuant to clause (s) of Section 5.08). For purposes hereof, “Qualifying Securitization Assets” means accounts receivable (including all rights associated with such accounts receivable, including general intangibles), real property (including all rights associated with such real property), reinsurance recoverables (including all rights associated with such reinsurances recoverables, including general intangibles) and proceeds of the foregoing.

“Real Estate Subsidiaries” means (i) Bellemead Development Corporation and its current Subsidiaries and (ii) each other Subsidiary that is principally engaged in the real estate business.

“Reference Banks” means the Euro-Dollar Reference Banks and “Reference Bank” means any one of such Reference Banks.

“Regulations U and X” means Regulations U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Banks” means at any time Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Loans representing more than 50% of the aggregate unpaid principal amount of the Loans. The Commitments and the outstanding Loans or other extensions of credit of any Defaulting Banks shall be disregarded in determining Required Banks at any time.

“Revolving Credit Period” means the period from and including the Effective Date to and including the Maturity Date.

“S&P” means Standard & Poor’s Rating Services and its successors.

“Securitization Lien” means a Lien on assets that are the subject of, and granted in connection with, a Qualifying Securitization Transaction.

“Securitization Subsidiary” means an entity which is established for the limited purpose of engaging in Qualifying Securitization Transactions and activities ancillary thereto, including, without limitation, financing or monetizing acquired assets.

“Significant Subsidiary” means at any time a “significant subsidiary” of the Borrower, within the meaning of Regulation S-X promulgated by the Securities and Exchange Commission, as such Regulation is in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend this Agreement to eliminate the effect of any change of such Regulation (or if the Agent notifies the Borrower that the Required Banks wish to amend this Agreement for such purpose), then, for purposes of determining the Borrower’s compliance with this Agreement, “Significant Subsidiaries” of the Borrower shall be determined on the basis of such Regulation as in effect immediately before the relevant change thereto, until either such notice is withdrawn or this Agreement is amended in a manner satisfactory to the Borrower and the Required Banks.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Swingline Commitment” means, with respect to each Swingline Lender, the amount of such Swingline Lender’s commitment to make Swingline Loans hereunder. The initial Swingline Commitment of each Swingline Lender, subject to reduction from time to time pursuant to Sections 2.10, 2.11, 2.20 and 6.01, is $25,000,000.

“Swingline Exposure” means at any time the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Bank at any time shall mean its Applicable Percentage of the Swingline Exposure at such time.

“Swingline Lender” means Deutsche Bank AG New York Branch and Citibank, N.A., in their capacities as lenders of Swingline Loans hereunder.

“Swingline Loan” means a loan made by a Swingline Lender pursuant to Section 2.04.

“Total Commitments” means at any time the sum of the Banks’ Commitments at such time.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Wholly Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

SECTION 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same type (subject to Article VIII) and, except in the case of Base Rate Loans, have the same Interest Period or initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, a “Money Market Borrowing” is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith and a “Swingline Borrowing” is a Borrowing of Swingline Loans).

ARTICLE II

The Credits

SECTION 2.01. Commitments to Lend. During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in amounts such that the aggregate Committed Exposure of such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger amount that is a multiple of $1,000,000; provided, that any Borrowing under this Section may be in the aggregate amount available in accordance with Section 3.02(b). Each Borrowing under this Section shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.

SECTION 2.02. Notice of Committed Borrowings. The Borrower shall give the Agent notice (a “Notice of Committed Borrowing”) not later than 10:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(b) the aggregate amount of such Borrowing,

(c) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

(d) in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

SECTION 2.03. Money Market Borrowings. (a) The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Banks during the Revolving Credit Period to make offers to make Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Agent by electronic transmission a Money Market Quote Request so as to be received no later than 10:00 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction for Money Market Loans to be made in Dollars, or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction for Money Market Loans to be made in Dollars or (z) the sixth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or Absolute Rate Auction for Money Market Loans to be made in an Alternative Currency in accordance with subsection (h) of this Section (or, in any case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction (unless such Absolute Rate Auction relates to Money Market Loans to be made in an Alternative Currency, in which case a Euro-Dollar Business Day),

(ii) the aggregate amount of such Borrowing (expressed in Dollars), which shall be $10,000,000 or a larger multiple of $1,000,000,

(iii) the currency in which the proposed Borrowing is to be made, which shall be Dollars or, subject to subsection (h) of this Section, an Alternative Currency,

(iv) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(v) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Agent may agree) of any other Money Market Quote Request.

(c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Agent shall send to the Banks by electronic transmission an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

(d) Submission and Contents of Money Market Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by electronic transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 p.m. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction for Money Market Loans to be made in Dollars, (y) 9:00 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction for Money Market Loans to be made in Dollars or (z) 2:00 p.m. (New York City time) on the sixth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or Absolute Rate Auction for Money Market Loans to be made in an Alternative Currency (or, in any case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Agent (or any affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles III and VI, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

(ii) Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(A) the proposed date of Borrowing,

(B) the principal amount of the Money Market Loan for which each such offer is being made (expressed in Dollars), which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $1,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

(C) the currency of the Money Market Loan for which each such offer is being made,

(D) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(E) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

(F) the identity of the quoting Bank. A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

(iii) Any Money Market Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(D) arrives after the time set forth in subsection (d)(i).

(e) Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 10:00 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction for Money Market Loans to be made in Dollars, (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction for Money Market Loans to be made in Dollars or (z) the fifth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or Absolute Rate Auction for Money Market Loans to be made in an Alternative Currency (or, in any case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted, expressed in Dollars. The Borrower may accept any Money Market Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in, and the currency thereof must be the currency set forth in, the related Money Market Quote Request,

(ii) the principal amount of each Money Market Borrowing must be $10,000,000 or a larger multiple of $1,000,000,

(iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be, and

(iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g) Allocation by Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Agent of the pro rata amounts of Money Market Loans shall be conclusive in the absence of manifest error.

(h) Money Market Loans in an Alternative Currency. The Borrower may request Money Market Loans in an Alternative Currency subject to the terms and conditions of this subsection (h), in addition to the other conditions applicable to such Loans hereunder. Any request for Money Market Loans in an Alternative Currency shall be subject to the condition that if there shall occur at or prior to 10:00 A.M. (New York City time) on the date of any Money Market Borrowing to be denominated in an Alternative Currency any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would, in the reasonable opinion of any Bank that shall have offered to make any Money Market Loan in connection with such Borrowing, make it impracticable for such Bank’s Loan to be denominated in such Alternative Currency, then such Bank may by notice to the Borrower and the Agent withdraw its offer to make such Loan.

Any Money Market Loan which is to be made in an Alternative Currency in accordance with this subsection (h) shall be advanced in the Equivalent Amount of the Dollar Amount thereof and shall be repaid or prepaid in such Alternative Currency in the amount borrowed. Interest payable on any Loan denominated in an Alternative Currency shall be paid in such Alternative Currency.

For purposes of determining whether the aggregate principal amount of Loans outstanding hereunder exceeds any applicable limitation expressed in Dollars, each Money Market Loan denominated in an Alternative Currency shall be deemed to be in a principal amount equal to the Dollar Amount thereof. The Dollar Amount of any Money Market Loan with an Interest Period exceeding six months in duration shall be adjusted on each date that would have been the last day of an Interest Period for such Loan if such Loan had successive Interest Periods of six months duration. Each such adjustment shall be made by the Bank holding such Loan by determining the amount in Dollars that would be required in order to result in an Equivalent Amount in the applicable Alternative Currency equal to the principal amount of the applicable Loan outstanding on the date of the adjustment, and the amount in Dollars so determined shall be the Dollar Amount of such Loan unless and until another adjustment is required hereby. Each Bank that makes a Money Market Loan denominated in an Alternative Currency agrees to determine any such adjustments if and when required to be made pursuant to this paragraph and to notify the Borrower and the Agent of each such adjustment promptly upon making such determination.

SECTION 2.04. Swingline Loans. (a) During the Revolving Credit Period each Swingline Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower pursuant to this Section from time to time in amounts such that (i) the aggregate principal amount of Swingline Loans of such Swingline Lender at any time outstanding shall not exceed the amount of its Swingline Commitment and (ii) the aggregate Committed Exposure of all the Banks at any time shall not exceed the Total Commitments. All Swingline Loans shall be made in Dollars. Each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lenders ratably in accordance with their respective Swingline Commitments.

(b) In order to request a Swingline Borrowing, the Borrower shall notify the Agent of such request not later than 2:00 P.M. (New York City time) on the day of a proposed Swingline Borrowing, specifying the proposed date (which shall be a Domestic Business Day) and amount of the requested Swingline Borrowing (which shall be $5,000,000 or a larger multiple of $1,000,000) and the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period. The Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower. Each Swingline Lender shall make each Swingline Loan available to the Agent in the same manner as for other Domestic Loans as provided in Section 2.05 (except that each Swingline Lender shall make each Swingline Loan available to the Agent by 5:00 P.M. (New York City time) on the requested date of such Swingline Loan), unless such Swingline Lender and the Borrower agree otherwise.

(c) Each Swingline Lender may by written notice given to the Banks not later than 10:00 A.M. (New York City time) on any Domestic Business Day require the Banks to acquire participations on such Domestic Business Day in all or a portion of the Swingline Loans of such Swingline Lender outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Banks will acquire participations. In furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the relevant Swingline Lender, such Bank’s Applicable Percentage of such Swingline Loan or Loans. Each Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Bank (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Banks). The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Banks that shall have made their payments pursuant to this paragraph and to the relevant Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in Section 2.04 and subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address specified in or pursuant to Section 9.01 or, subject to the provisions of Section 2.03(h), if such Borrowing is to be made in an Alternative Currency, make available the Equivalent Amount of such Alternative Currency on that day (in such funds as may then be customary for the settlement of international transactions in the Alternative Currency) to the account of the Agent at such place as shall have been notified by the Agent to the Banks by not less than five Domestic Business Days’ notice. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent’s aforesaid address.

(c) If any Bank (including a Swingline Lender) makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan denominated in the same currency from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (b), or remitted by the Borrower to the Agent as provided in Section 2.13, as the case may be.

(d) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing (or, in the case of any Base Rate Borrowing, prior to 12:00 Noon (New York City time) on the date such Base Rate Borrowing is to be made) that such Bank will not make available to the Agent such Bank’s share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.05 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.08 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.06. Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(b) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Banks and each Bank’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Bank may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Bank a Note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.06) be represented by one or more Notes payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

(e) Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(f) Upon receipt of a Bank’s Note pursuant to Section 3.01(b), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto and, in the case of Money Market Loans denominated in an Alternative Currency, the currency, amount and Dollar Amount of such Loans, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

SECTION 2.07. Maturity of Loans. (a) All Committed Loans of each Bank shall mature, and the principal amount thereof shall be due and payable by the Borrower, together with accrued interest thereon, on the Maturity Date.

(b) Each Money Market Loan and Swingline Loan shall mature, and the principal amount thereof shall be due and payable by the Borrower, together with accrued interest thereon, on the last day of the Interest Period applicable to such Loan.

SECTION 2.08. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Rate for Base Rate Loans. Such interest shall be payable for each Interest Period on the last day thereof, and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on each date a Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate plus the Applicable Rate for Base Rate Loans.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Rate for Euro-Dollar Loans plus the applicable London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. In addition, with respect to the principal amount of any Euro-Dollar Loan converted to a Base Rate Loan, such interest (except interest payable pursuant to the proviso to the preceding sentence) shall be payable on each date a Euro-Dollar Loan is so converted.

The “London Interbank Offered Rate”, applicable to any Interest Period means the (i) the rate per annum for Dollar deposits with maturities comparable to such Interest Period, which appears on Reuters Page LIBOR01 (or on any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, on the day that is two Business Days prior to the first day of such Interest Period and (ii) in the event that such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the average (rounded upwards if necessary, to the next higher 1/32 of 1%) of the respective rates per annum at which Dollar deposits are offered to each of the Euro-Dollar Reference Banks in the London interbank deposit market at approximately 11:00 a.m., London time, on the second full Euro-Dollar Business Day preceding the first day of such Interest Period in an amount equal to $5,000,000 and for a period of time equal to such Interest Period. In the case of any Money Market LIBOR Loan denominated in an Alternative Currency, the London Interbank Offered Rate for any Interest Period shall be determined pursuant to clause (ii) above based upon deposits in the relevant Alternative Currency.

(c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Applicable Rate for Euro-Dollar Loans plus the London Interbank Offered Rate applicable to such Loan and (ii) the Applicable Rate for Euro-Dollar Loans plus the average (rounded upward, if necessary, to the next higher 1/32 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than one month as the Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

(d) Subject to Section 8.01(a), each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.08(c) as if the related Money Market LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate plus the Applicable Rate for Base Rate Loans for such day.

(e) Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at such rate per annum as shall be agreed to in writing by the Borrower and the applicable Swingline Lender with respect to such Swingline Loan or, if no such agreement shall be made, at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans for such date. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of or interest on any Swingline Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate plus the Applicable Rate for Base Rate Loans for such day.

(f) The Agent shall determine each interest rate applicable to the Loans hereunder in accordance with the provisions hereof. The Agent shall give prompt notice to the Borrower and the participating Banks by electronic transmission of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(g) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

SECTION 2.09. Fees. (a) Facility Fee. The Borrower shall pay to the Agent for the account of the Banks ratably a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of each Bank (whether used or unused) during the period from and including the Effective Date to but excluding the date on which the Commitments terminate; provided that, if any Loans remain outstanding after the Commitments terminate, then such facility fee shall continue to accrue on the daily amount of such Loans outstanding from and including the date on which the Commitments terminate to but excluding the date on which such Loans cease to be outstanding.

(b) Payments. Accrued fees under subsection (a) of this Section shall be payable quarterly on the last day of February, May, August and November in each year (commencing November 2012) and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

SECTION 2.10. Optional Termination or Reduction of Commitments. (a) The Borrower may without penalty or premium of any kind, upon at least three Domestic Business Days’ prior irrevocable written notice to the Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans; provided that the Swingline Commitments must be terminated if the Commitments are terminated and, if the Commitments are reduced, the Swingline Commitments also must be reduced, if necessary, so that after giving effect to such reduction the aggregate amount of the Swingline Commitments shall not exceed the Total Commitments.

(b) The Borrower may without penalty or premium of any kind, upon at least three Domestic Business Days’ notice to the Agent, (i) terminate the Swingline Commitments at any time, if no Swingline Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Swingline Commitments in excess of the aggregate outstanding principal amount of the Swingline Loans.

SECTION 2.11. Mandatory Termination of Commitments. The Commitments and the Swingline Commitments shall terminate on the Maturity Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.12. Optional Prepayments. (a) Subject to Section 2.14 in the case of Fixed Rate Loans but otherwise without penalty or premium of any kind, the Borrower may, upon notice to the Agent prior to 12:00 Noon (New York City time) on the date of prepayment (which shall be a Domestic Business Day), prepay any Group of Loans (other than Swingline Loans, as to which subsection (b) below shall apply), or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.01, in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000 (based on the Dollar Amount thereof, in the case of a Borrowing denominated in an Alternative Currency), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment; provided that, except as expressly provided above, the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group or Borrowing.

(b) The Borrower may, upon notice to the Agent prior to 12:00 Noon (New York City time) on the date of prepayment (which shall be a Domestic Business Day), prepay any Swingline Borrowing in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each optional prepayment shall be applied to prepay ratably the Swingline Loans of the Swingline Lenders included in such Swingline Borrowing.

(c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank (or, in the case of a Swingline Loan, each Swingline Lender) of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.13. General Provisions as to Payments. (a) Except as expressly provided in subsection (b) of this Section, the Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, in Dollars, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank (or Swingline Lender, as applicable) its ratable share of each such payment received by the Agent for the account of the Banks (or Swingline Lenders, as applicable).

(b) All payments to be made by the Borrower hereunder or under the Loans in an Alternative Currency pursuant to Section 2.03(h) shall be made in such Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency for the account of the Agent, at such time and at such place as shall have been notified by the Agent to the Borrower and the applicable Banks by not less than four Euro-Dollar Business Days’ notice. The Agent will promptly cause any such payments for the account of any Bank to be distributed to the Bank entitled thereto in like funds.

(c) Whenever any payment of principal of, or interest on, the Domestic Loans, Swingline Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, any Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks or Swingline Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank or Swingline Lender, as applicable, on such due date an amount equal to the amount then due such Bank or Swingline Lender. If and to the extent that the Borrower shall not have so made such payment, each Bank or Swingline Lender, as applicable, shall repay to the Agent forthwith on demand such amount distributed to such Bank or Swingline Lender together with interest thereon, for each day from the date such amount is distributed to such Bank or Swingline Lender until the date such Bank or Swingline Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.14. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.08(c), or if the Borrower fails to borrow any Fixed Rate Loans (excluding a failure to borrow in a specified Alternative Currency due to the occurrence of any change in conditions described in Section 2.03(h)) after notice has been given to any Bank in accordance with Section 2.05(a), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate setting forth in reasonable detail as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. For purposes of this Section, any Swingline Loan bearing interest at a fixed rate shall be deemed to be a Fixed Rate Loan.

SECTION 2.15. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.16. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to convert or continue such Loans as Euro-Dollar Loans for a different or additional Interest Period, in each case effective on any Euro-Dollar Business Day.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Agent at least three Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $10,000,000 or any larger multiple of $1,000,000.

(b) Each Notice of Interest Rate Election shall specify:

(i) The Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Agent for any Group of Fixed Rate Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

SECTION 2.17. Regulation D Compensation. If and for so long as any Bank maintains reserves against “Eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents), then such Bank may require the Borrower to pay, contemporaneously with each payment of interest on Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i)(A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least four Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

SECTION 2.18. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Loans in the currency expressed to be payable herein or under the Loans ( the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s New York office on the Euro-Dollar Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Bank or the Agent hereunder or under any Loan shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Euro-Dollar Business Day following receipt by such Bank or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Bank or the Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Bank or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Bank or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank under Section 9.04, such Bank or the Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 2.19. Increase in Commitments. (a) At any time after the Effective Date and no more than two times during any calendar year, the Borrower may, by written notice to the Agent (which shall promptly deliver a copy to each of the Banks), request at any time or from time to time that the Total Commitments be increased; provided that (i) the aggregate amount of each such increase pursuant to this Section shall not be less than $25,000,000 and the aggregate amount of all such increases pursuant to this Section shall not exceed $250,000,000, (ii) each such request of the Borrower shall be deemed to be an offer to each Bank to increase its Commitment by its Applicable Percentage of the proposed increased amount, and (iii) each Bank, in its sole discretion, may either (A) agree to increase its Commitment by all or a portion of the offered amount or (B) decline to increase its Commitment. Any such notice shall set forth the amount of the requested increase in the Total Commitments and the date on which such increase is requested to become effective. In the event that the Banks shall have agreed to increase their Commitments by an aggregate amount less than the increase in the Total Commitments requested by the Borrower, the Borrower may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Bank”), which may include any Bank, to extend Commitments or increase its existing Commitment in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Bank, if not already a Bank hereunder, shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld or delayed). Increases to and new Commitments created pursuant to this paragraph (a) shall become effective upon the execution and delivery by the Borrower, the Agent and any Banks (including any Augmenting Banks) agreeing to increase their existing Commitments or extend new Commitments, as the case may be, of an agreement providing for such increased or additional Commitments (a “Commitment Increase Agreement”), subject to the satisfaction of any conditions set forth in such agreement. Notwithstanding the foregoing, no increase in the Total Commitments (or in the Commitment of any Bank) shall become effective under this paragraph unless, on the date of such increase, the conditions set forth in Sections 3.02 (c) and (d) shall be satisfied (as though a Borrowing were being made on such date) and the Agent shall have received a certificate to that effect dated such date and executed by an authorized officer of the Borrower.

(b) At the time that any increase in the Total Commitments pursuant to paragraph (a) above (a “Commitment Increase”) becomes effective, if any Committed Loans are outstanding, the Borrower shall prepay the aggregate principal amount outstanding in respect of such Committed Loans in accordance with Section 2.12 (the “Initial Loans”); provided that (i) nothing in this Section shall prevent the Borrower from funding the prepayment of Initial Loans with concurrent Committed Loans hereunder in accordance with the provisions of this Agreement, giving effect to the Commitment Increase, and (ii) no such prepayment shall be required if, after giving effect to the Commitment Increase, each Bank has the same Applicable Percentage as immediately prior to such Commitment Increase.

SECTION 2.20. Extension of Maturity Date. (a) On no more than two occasions during the term of this Agreement, the Borrower may, by delivery of a written request (a “Maturity Date Extension Request”) to the Agent (which shall promptly deliver a copy to each of the Banks), request that the Banks extend the Maturity Date for an additional period of one year.

(b) Each Bank shall, by notice to the Borrower and the Agent given not later than the 30th day after the date of the Agent’s receipt of the Borrower’s Maturity Date Extension Request (or such other date as the Borrower and the Agent may agree; such date, the “Extension Date”), advise the Borrower whether or not it agrees to the requested extension (each Bank agreeing to a requested extension being called a “Consenting Bank”, and each Bank declining to agree to a requested extension being called a “Declining Bank”). Any Bank that has not so advised the Borrower and the Agent by such Extension Date shall be deemed to have declined to agree to such extension and shall be a Declining Bank.

(c) If Banks constituting the Required Banks shall have agreed to a Maturity Date Extension Request by the Extension Date, then the Maturity Date shall, as to the Consenting Banks, be extended to the first anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Date Extension Request shall be at the sole discretion of each Bank. The Commitment of any Declining Bank shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by Declining Banks, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Banks hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrower shall also make such other prepayments of Loans as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Banks pursuant to this sentence, the aggregate outstanding principal amount of the Committed Loans and Swingline Loans will not exceed the aggregate amount of the Commitments and the aggregate outstanding principal amount of the Swingline Loans will not exceed the aggregate amount of the Swingline Commitments.

(d) Notwithstanding the foregoing provisions of this Section 2.20, the Borrower shall have the right, pursuant to Section 8.06(a) but subject to Section 8.06(b), at any time prior to the Existing Maturity Date, to replace a Declining Bank with a Bank or other financial institution that will agree to the applicable Maturity Date Extension Request, and any such replacement Bank shall for all purposes constitute a Consenting Bank.

(e) Notwithstanding the foregoing provisions of this Section 2.20, no extension of the Maturity Date pursuant to this Section 2.20 shall become effective unless, on or promptly following the Extension Date, the conditions set forth in clauses (c) and (d) of Section 3.02 shall be satisfied (with all references in such clauses to a Borrowing being deemed to be references to such extension and without giving effect to the exception in such clause (d)) and the Agent shall have received a certificate to that effect dated the Extension Date and executed by an executive officer of the Borrower responsible for overseeing or reviewing compliance with this Agreement or by the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

SECTION 2.21. Defaulting Banks.

(a) Defaulting Bank Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as such Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Banks.

(ii) Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Agent from a Defaulting Bank pursuant to Section 9.04 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Swingline Lender hereunder; third, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fourth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Bank or Swingline Lenders against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; sixth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and seventh, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Bank until such time as all Loans and funded and unfunded participations in Swingline Loans are held by the Banks pro rata in accordance with the Commitments without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(iii) Certain Fees. (A) Each Defaulting Bank shall be entitled to receive a facility fee for any period during which that Bank is a Defaulting Bank only to the extent allocable to the sum of the outstanding principal amount of the Loans funded by it. (B) With respect to any facility fee not required to be paid to any Defaulting Bank pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Bank that portion of any such fee otherwise payable to such Defaulting Bank with respect to such Defaulting Bank’s participation in Swingline Loans that has been reallocated to such Non-Defaulting Bank pursuant to clause (iv) below, (y) pay to each Swingline Lender the amount of any such fee otherwise payable to such Defaulting Bank to the extent allocable to such Swingline Lender’s Fronting Exposure to such Defaulting Bank and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Bank’s participation in Swingline Loans shall be reallocated among the Non-Defaulting Banks in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Bank’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Commitment Exposure of any Non-Defaulting Bank to exceed such Non-Defaulting Bank’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.

(v) Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure.

(b) Defaulting Bank Cure. If the Borrower, the Agent and each Swingline Lender agree in writing that a Bank is no longer a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swingline Loans to be held pro rata by the Banks in accordance with the Commitments (without giving effect to Section 2.21(a)(iv)), whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

(c) New Swingline Loans. So long as any Bank is a Defaulting Bank, each Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.

ARTICLE III

Conditions

SECTION 3.01. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

(a) receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of electronic or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) if requested pursuant to Section 2.06(d), receipt by the Agent for the account of each applicable Bank of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.06;

(c) receipt by the Agent of an opinion of W. Andrew Macan, Esq., Vice President and Secretary of the Borrower, substantially in the form of Exhibit E-1 hereto and an opinion of White & Case LLP, counsel to the Borrower, substantially in the form of Exhibit E-2 hereto;

(d) receipt by the Agent of written confirmation from the Borrower that the Borrower has (i) terminated all lending commitments under the Existing Credit Agreement and (ii) repaid all loans and other amounts, if any, outstanding or accrued thereunder;

(e) receipt by the Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent;

(f) receipt by the Arrangers of all fees that are to be received by the Arrangers upon execution of this Agreement in the amounts previously agreed upon between the Borrower and the Arrangers; and

(g) receipt by the Banks of all documentation and other information required by regulatory authorities under applicable “know your customer” and antimony laundering rules and regulations, including the Patriot Act;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than September 24, 2012. The Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.02. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) receipt by the Agent of a Notice of Borrowing as required by Section 2.02 or 2.03 or receipt of a notice requesting a Swingline Borrowing as required by Section 2.04, as the case may be;

(b) the fact that, immediately after such Borrowing, (i) the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments and (ii) the aggregate outstanding principal amount of the Swingline Loans will not exceed the aggregate amount of the Swingline Commitments;

(c) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

(d) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true in all material respects on and as of the date of such Borrowing, except that the condition set forth in this clause (d) shall exclude the representations and warranties set forth in Sections 4.04(c) and 4.05 for any Loans made after the Effective Date.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE IV

Representations and Warranties

The Borrower represents and warrants that:

SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of New Jersey, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Significant Subsidiaries.

SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Loans, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditor’s rights generally from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law).

SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2011, and the related consolidated statements of income, shareholders’ equity and cash flow for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Borrower’s 2011 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2012, and the related unaudited consolidated statements of income and cash flow for the three months then ended, set forth in the Borrower’s quarterly report for the fiscal quarter ended June 30, 2012, as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (except for the absence of footnotes and subject to normal year-end adjustments).

(c) Since December 31, 2011, there has been no material adverse change in the financial position of the Borrower and its Consolidated Subsidiaries, considered as a whole, or in the ability of the Borrower to comply with its payment obligations in respect of the Loans.

SECTION 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened in writing against, the Borrower or any of its Significant Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan except (i) where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or (ii) the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, in each case where such waiver, failure or liability could reasonably be expected to have a Material Adverse Effect.

SECTION 4.07. Not an Investment Company. The Borrower is not an “investment company” required to register as an investment company within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.08. Compliance with Laws. Each of the Borrower and its Significant Subsidiaries is in compliance in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or (ii) the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE V

Covenants

The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Loan remains unpaid:

SECTION 5.01. Information. The Borrower will deliver to the Agent (which will furnish to the Banks):

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareholders’ equity and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the

Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter and of income and cash flow for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in comparative form the consolidated statements of income for the corresponding quarter of the Borrower’s previous fiscal year and of income and cash flow for the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer or the Treasurer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a compliance certificate of the chief financial officer or the chief accounting officer or the Treasurer of the Borrower stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements (which statement may be limited to the extent required by accounting rules or guidelines);

(e) within five Business Days after the Chairman, the President, the chief financial officer, the chief accounting officer or the Treasurer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer or the Treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or makes any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security to secure obligations aggregating in excess of $25,000,000, a certificate of the chief financial officer or the chief accounting officer or the Treasurer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(i) promptly after Moody’s or S&P shall have announced (x) a change in the rating established or deemed to have been established for the Index Debt or, (y) the placement of Index Debt on ratings watch or negative outlook, written notice of such rating change or placement; and

(j) from time to time such additional information regarding the financial position or business of the Borrower and its Significant Subsidiaries as the Agent, at the request of any Bank, may reasonably request; provided, that neither the Borrower nor any Significant Subsidiary shall be obligated to provide any such additional information to the extent disclosure thereof is restricted by a confidentiality or other agreement.

Documents required to be delivered pursuant to Section 5.01 (a), (b), (f) or (g) above (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provide a link thereto on the Borrower’s website on the Internet at the website address provided for in Section 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies or copies in pdf format of the certificate required by Section 5.01(c) to the Agent. Except for such certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Significant Subsidiary (other than a Securitization Subsidiary) to pay and discharge, at or before maturity, all their respective obligations and liabilities, including, without limitation, tax liabilities, in each case where the failure to do so could reasonably be expected to have a Material Adverse Effect, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Significant Subsidiary (other than a Securitization Subsidiary) to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

SECTION 5.03. Maintenance of Property. The Borrower will keep, and will cause each Significant Subsidiary (other than a Securitization Subsidiary) to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Significant Subsidiary (other than a Securitization Subsidiary) to continue, to engage in business of the same general type as now conducted by the Borrower and its Significant Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existence and

(other than a Securitization Subsidiary) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) the merger of a Significant Subsidiary into the Borrower or the merger or consolidation of a Significant Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Significant Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05. Compliance with Laws. The Borrower will comply, and cause each Significant Subsidiary to comply with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Significant Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Significant Subsidiary to permit, representatives of any Bank at such Bank’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and with reasonable notice and as often as may reasonably be desired (but not more frequently than once during any calendar year unless a Default has occurred and is continuing). Such inspection rights (i) are subject to the provisions of Section 9.10 and all applicable laws, rules and regulations and (ii) shall not extend to trade secrets of the Borrower or its Subsidiaries, to information covered by attorney-client or other privilege or to information subject to third party confidentiality agreements or privacy rights.

SECTION 5.07. Adjusted Consolidated Net Worth. The Borrower will at no time permit Adjusted Consolidated Net Worth to be less than $10,000,000,000.

SECTION 5.08. Negative Pledge. Neither the Borrower nor any Significant Subsidiary (other than a Real Estate Subsidiary) will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement;

(b) any Lien existing on any asset of any corporation at the time such corporation becomes a Significant Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(g) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith;

(h) Securitization Liens;

(i) set-off and netting arrangements entered into by the Borrower in the normal course of its banking arrangements;

(j) Liens on assets owned by the Borrower or any Significant Subsidiary (other than a Securitization Subsidiary) securing Debt or other obligations, in each case owed by the Borrower or such Significant Subsidiary to the Borrower or any Wholly Owned Consolidated Subsidiary (other than a Securitization Subsidiary);

(k) rights of payment, subrogation, recovery and salvage and similar Liens incurred in the ordinary course of business in connection with reinsurance or similar risk transfer arrangements granted in favor of Persons from whom (or from whose affiliates) the Borrower and/or one or more of its Significant Subsidiaries has received payment or a promise to pay in respect of insurance losses;

(l) Liens arising as a result of claims under or related to (i) any insurance contract or policy, (ii) any agreement, contract, treaty or other arrangement whereby one or more insurers, as reinsurers, assume liabilities of one or more insurance or reinsurance companies or (iii) any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under an agreement of the type in clause (ii) above or other retrocessionaires under another retrocession agreement, in each case in the ordinary course of business, or securing Indebtedness of Insurance Subsidiaries incurred or assumed in connection with the settlement of claim losses in the ordinary course of business of such Insurance Subsidiaries;

(m) (i) Liens of attorneys retained on a contingency fee basis securing contingent obligations not exceeding the applicable expected judgment and (ii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions;

(n) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, reinsurance agreements and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(o) Liens consisting of pledges or deposits of cash or securities made by any Insurance Subsidiary as a condition to obtaining or maintaining any licenses issued to it by, or to satisfy the requirements of, any governmental authority of such Insurance Subsidiary’s state of domicile with which such Insurance Subsidiary is required to file its annual statutory financial statement;

(p) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 6.01(j);

(q) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower;

(r) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries or (ii) secure Debt of the Borrower or any of its Subsidiaries; and

(s) Liens securing Debt or other obligations, which Liens are not otherwise permitted by the foregoing clauses of this Section; provided, that in no event shall the Liens permitted by this clause (s) secure Debt and other obligations in an aggregate principal amount exceeding 15% of Adjusted Consolidated Net Worth.

SECTION 5.09. Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person (other than a Subsidiary of the Borrower) or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person.

SECTION 5.10. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of carrying “margin stock” (within the meaning of Regulation U); and no proceeds of the Loans will be used, directly or indirectly, for any purpose that violates Regulations U and X.

ARTICLE VI

Defaults

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay within five Domestic Business Days after the date when due any interest on any Loan or any fees or any other amount payable hereunder;

(b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.07 to 5.10, inclusive;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Agent at the request of Banks having at least 10% in aggregate amount of the Commitments;

(d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Borrower or any Significant Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g) the Borrower or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstated for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $200,000,000;

(j) a final judgment or order (not subject to appeal) for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any Significant Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 50% or more of the outstanding shares of common stock of the Borrower; or, during any period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period (the “incumbent directors”), together with individuals nominated to serve as directors by one or more of the incumbent directors and any directors so nominated, shall cease to constitute a majority of the board of directors of the Borrower;

then, and in every such event, the Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and the Swingline Commitments and they shall thereupon terminate, and (ii) if requested by Banks having more than 50% in aggregate principal amount of the total amount of Committed Loans, Money Market Loans and Swingline Exposure, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments and the Swingline Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by Banks having at least 10% in aggregate amount of the Commitments and shall thereupon notify all the Banks thereof.

ARTICLE VII

The Agent

SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement and the Loans as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02. Agent and Affiliates. Deutsche Bank AG New York Branch shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Deutsche Bank AG New York Branch and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder.

SECTION 7.03. Action by Agent; Delegation of Duties. (a) The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be (i) required to take any action with respect to any Default, except as expressly provided in Article VI, and (ii) subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower, a Bank or a Swingline Lender.

(b) The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any related document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives. The exculpatory provisions of this Article shall apply to any such sub agent and to the affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents selected by the Agent in good faith and with reasonable care.

SECTION 7.04. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.05. Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Loans or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent’s gross negligence or willful misconduct) that the Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Agent hereunder.

SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.08. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent, subject to the approval of the Borrower (which approval shall not be unreasonably withheld and, if an Event of Default shall have occurred and be continuing, shall not be required). If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 or a commercial bank organized under the laws of any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, provided that such bank is acting through a branch or agency located in the United States. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

SECTION 7.09. Agent’s Fee. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

SECTION 7.10. Other Agents. Notwithstanding anything herein to the contrary, the Joint Lead Arrangers and Joint Bookrunners, the Documentation Agents and the Syndication Agent named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Banks.

SECTION 7.11. Withholding. To the extent required by any applicable law, the Agent may withhold from any payment to any Bank an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 8.04, each Bank shall indemnify and hold harmless the Agent against, and shall make payable in respect thereof within 15 days after written demand therefor, any and all taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the U.S. Internal Revenue Service or any other governmental authority as a result of the failure of the Agent to properly withhold tax from amounts paid to or for the account of such Bank for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Bank failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective) unless such failure was due to the gross negligence or willful misconduct of the Agent. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement against any amount due to the Agent under this Article. The agreements in this Article shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.

ARTICLE VIII

Change in Circumstances

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan or Money Market LIBOR Loan:

(a) the Agent is advised by the Reference Banks that deposits in the applicable currency (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

(b) in the case of Euro-Dollar Loans, Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Agent that the London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to convert outstanding Loans into or continue outstanding Loans as Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate plus the Applicable Rate for Base Rate Loans for such day.

SECTION 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Loan or any obligation to make Committed Loans or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to “Basel III”, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction. It is understood that the Banks are entering into this Agreement on the assumption that they will not be required to maintain capital in respect of their Commitments, and that the Borrower’s obligations under this paragraph will apply in the event such assumption proves to be incorrect. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to “Basel III”, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

(c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office or attempt to assign its Loans to a different branch or affiliate of such Bank, as applicable, if such designation or assignment will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. The Borrower shall not be obligated to compensate any Bank pursuant to this Section (x) for increased costs or reduced return accruing prior to the date which is 90 days before such Bank requests compensation (in the case of a request for compensation pursuant to subsection (a) above) or prior to the first day of the most recent fiscal year of such Bank ending more than 90 days before such Bank requests compensation (in the case of a request for compensation pursuant to subsection (b) above), provided, further, that if such change in subsections (a) or (b) above is retroactive, then the 90-day period referred to in the previous proviso shall be extended to include the period of retroactive effect thereof, and (y) unless such Bank is generally seeking such compensation from its other similarly situated customers in a consistent manner.

SECTION 8.04. Taxes. (a) For purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Agent, taxes imposed on its net income, and franchise or similar taxes imposed on it, (x) by a jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located, or (y) that are Other Connection Taxes, (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only (x) to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes party to this Agreement (or in the case of any Participant, the time such Participant purchases the relevant participation) or (y) where such Bank designates a new lending office, except to the extent such Bank was entitled, at the time of the designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 8.04 and (iii) any United States federal withholding tax imposed by FATCA.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

“Other Connection Taxes” means, with respect to a Bank or the Agent, Taxes imposed as a result of a present or former connection between it and the jurisdiction imposing such Tax (other than connections arising from it having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced or sold or assigned an interest in any Note or this Agreement).

(b) Any and all payments by the Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Agent (as the case may be) makes demand therefor.

(d) If a Bank or the Agent shall determine, in its sole discretion, that it has received a refund from a taxation authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 8.04, it shall pay over the amount of such refund to the Borrower, net of all out-of-pocket expenses of such Bank or the Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Borrower, upon the request of such Bank or the Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Bank or the Agent in the event such Bank or the Agent is required to repay such refund to such taxation authority. This Section shall not be construed to require any Bank or the Agent to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(e) (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or with respect to any Note shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.04(e)(ii) and (iii) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing, each Bank organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, (or, in the case of any Participant, on or before the date such Participant purchases the related participation), promptly on the obsolescence, expiration, or invalidity of any form previously delivery by such Non-U.S. Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Agent with one executed original of U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (and all necessary attachments), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from or a reduced rate of U.S. federal withholding tax on all payments by the Borrower under this Agreement or any Note. Each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to the Borrower and the Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an executed original of Internal Revenue Service Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax. Each Bank shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(iii) If a payment made to a Bank under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided by such Bank), such Bank shall not be entitled to receive additional amounts or indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(g) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank. The Borrower will not be obligated to indemnify any Bank pursuant to Section 8.04(c) for any amounts payable thereunder accruing more than 90 days prior to the date that such Bank requests compensation therefor.

SECTION 8.05. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

(b) after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

SECTION 8.06. Substitution of Bank. (a) If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Bank (or any Participant in its Loans) has demanded compensation under Section 8.03 or 8.04, (iii) any Bank is a Declining Bank or (iv) any Bank is a Defaulting Bank, the Borrower shall have the right to seek a bank or banks (“Substitute Banks”), which may be one or more of the Banks or one or more other banks satisfactory to the Agent, to purchase the Loan or Loans and assume the Commitment of such Bank (the “Affected Bank”) and, if the Borrower locates a Substitute Bank, the Affected Bank shall, upon payment to it of the purchase price agreed between it and the Substitute Bank (or, failing such agreement, a purchase price in the amount of the outstanding principal amount of its Loans and accrued interest thereon to the date of payment) plus any amount (other than principal and interest) then due to it or accrued for its account hereunder, assign all its rights and obligations under this Agreement and the Notes, (including its Commitment and its Loans) to the Substitute Bank, and the Substitute Bank shall assume such rights and obligations, whereupon the Substitute Bank shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment equal to the Commitment so assigned and assumed.

(b) Notwithstanding the provisions of subsection (a) above, if an Affected Bank shall have outstanding Money Market Loans at the time it is required to assign its rights and obligations under this Agreement and any Note or Notes to a Substitute Bank, such Affected Bank shall not be obligated to so assign its rights with respect to such Money Market Loans prior to the maturity date thereof and shall not be obligated to deliver its Note or Notes (if any) to the Substitute Bank until it shall have received a new Note or Notes from the Borrower to evidence such Money Market Loans.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, electronic transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, any Swingline Lender or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, on the date that transmission is received in legible form (except that, if not received during normal business hours for the recipient, the transmission shall be deemed to have been received at the opening of business on the next business day for the recipient), (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article VIII shall not be effective until received.

(b) Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Bank. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications by it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Loan shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify each Bank, the Agent, the Joint Lead Arrangers and Joint Book Runners, the Documentation Agents, the Syndication Agent and each Swingline Lender, their affiliates and each of their respective officers, directors, employees, advisors and agents (each, an “Indemnified Party”) from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by any Bank (or by the Agent in connection with its actions as Agent hereunder) in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnified Party shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that (i) no Indemnified Party shall have the right to be indemnified hereunder for the gross negligence or willful misconduct of such Indemnified Party, any of its affiliates or any of their officers, directors, employees, advisors or agents as determined by a court of competent jurisdiction and shall promptly refund to the Borrower any previous indemnification payments relating to such action adjudicated to have resulted from any such gross negligence or willful misconduct and (ii) the indemnity described in this clause (b) shall not apply to any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from any action, suit, proceeding or claim solely among Indemnified Parties brought by any Indemnified Party against any other Indemnified Party that does not involve an act or omission (or alleged act or omission) by the Borrower or any of the Borrower’s affiliates other than any action, suit, proceeding or claim against any Agent, any Joint Lead Arranger and/or any Swingline Lender in its capacity as such.

SECTION 9.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to its Loans which are greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to the Loans of such other Bank, the Bank receiving such proportionately greater payment shall purchase such participation in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan acquired pursuant to the foregoing arrangements may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.05. Amendments and Waivers. Any provision of this Agreement or the Loans may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent or a Swingline Lender are affected thereby, by the Agent or such Swingline Lender, as the case may be); provided that:

(a) no such amendment or waiver shall, unless signed by all the Banks, (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, or (ii) amend, waive or modify the provisions of this Section 9.05;

(b) no such amendment or waiver shall, unless signed by each affected Bank, (i) reduce the principal of or rate of interest on any Money Market Loan, (ii) reduce the principal of or rate of interest on any Committed Loan or Swingline Loan or any fees hereunder; (iii) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (iv) postpone the date fixed for any payment of principal of or interest on any Money Market Loan; and (v) postpone the date fixed for any payment of principal of or interest on any Committed Loan or Swingline Loan or any fees hereunder or for any termination of any Commitment;

(c) the approval of Required Banks shall not be required for any increase in the Total Commitments pursuant to Section 2.19.

SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (ii), (iii) or (v) of Section 9.05(b) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement and subject to the provisions of Section 9.06(e), be entitled to the benefits of Article VIII with respect to its participating interest as if such Participant was a Bank. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Bank may at any time assign to one or more Persons (each an “Assignee”) all, or a proportionate part of all (but, in the case of a partial assignment, not less than a part representing a Commitment of $10,000,000), of its rights and obligations under this Agreement and the Notes (if any), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit F hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Agent and each Swingline Lender (which consents shall not be unreasonably withheld) and the Borrower; provided that (i) such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans or, in the case of a Bank that is a Swingline Lender, its Swingline Commitment and Swingline Loans, (ii) no consent of the Borrower shall be required for an assignment if an Event of Default has occurred and is continuing, (iii) no consent of the Borrower, the Agent or any Swingline Lender shall be required for an assignment to an affiliate of the assignor or to any other Bank and (iv) such assignment shall not be to a natural person or to the Borrower or an affiliate thereof. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(d) Any Bank may at any time pledge or assign in all or any portion of its rights under this Agreement and its Note to secure obligations of such Bank, including with limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(e) A Participant (including any transferee of any Bank’s rights hereunder that is not an Assignee) shall not be entitled to receive any greater payment under Section 8.03 or 8.04 than the applicable Bank would have been entitled to receive with respect to the rights or interests transferred to such Participant, unless such transfer is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 8.04 unless (i) (where the Participant is organized under the laws of a jurisdiction outside the United States) the Borrower is notified of the rights or interests sold to such Participant and (ii) such Participant agrees, for the benefit of the Borrower, to comply with Section 8.04 as though it were a Bank.

SECTION 9.07. Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, Borough of Manhattan, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 9.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 9.10. Confidentiality. Any information disclosed by the Borrower to the Agent or any of the Banks, which was either (x) so disclosed on or before the Effective Date or (y)

designated proprietary or confidential at the time of receipt thereof by the Agent or such Bank, if such information is not otherwise in the public domain, shall not be disclosed by the Agent or such Bank to any other Person except (i) to its directors, officers, employees and agents, including its independent accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) pursuant to statutory and regulatory requirements, (iii) pursuant to any mandatory court order, subpoena or other legal process, (iv) to the Agent or any other Bank, (v) pursuant to any agreement heretofore or hereafter made between such Bank and the Borrower which permits such disclosure, (vi) in connection with the exercise of any remedy under this Agreement or the Notes or (vii) subject to an agreement containing provisions substantially the same as those of this Section, to any participant in or assignee of, or prospective participant in or assignee of, any Loan or Commitment. The provisions of this Section 9.10 shall be deemed satisfied by each Bank if and to the extent such Bank shall have used its reasonable best efforts to maintain the confidentiality of the data or information referred to above, exercising the same degree of care that such Bank would accord to its own confidential information or documents.

SECTION 9.11. USA PATRIOT Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Bank is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with said Act.

SECTION 9.12. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.13. Waiver of Notice of Termination Under Existing Credit Agreement. Each bank that is a “Bank” under (and as defined in) the Existing Credit Agreement hereby waives any requirement under the Existing Credit Agreement that notice be given by The Chubb Corporation prior to the prepayment of loans or termination of commitments thereunder; provided that such commitments are terminated by notice by The Chubb Corporation to the Banks under the Existing Credit Agreement on the Effective Date.

SECTION 9.14. Register The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE CHUBB CORPORATION,

By	/s/ Richard G. Spiro
	Name:	Richard G. Spiro
	Title:	Executive Vice President and Chief Financial Officer

The Chubb Corporation
15 Mountain View Road
Warren, NJ 07059
Attention: Treasurer
Facsimile No.: 908-903-3216

with copy to:

Attention: General Counsel
Facsimile No.: 908-903-3607

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By	/s/ John S. McGill
	Name:	John S. McGill
	Title:	Director

By	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

In care of DB Services New Jersey Inc.
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention: Maxeen Jacques
Facsimile No.: (904) 694-6852

CITIBANK, N.A.

By	/s/ Maureen P. Maroney
	Name:	Maureen P. Maroney
	Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ John S. McGill
	Name:	John S. McGill
	Title:	Director

By	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

THE BANK OF NEW YORK MELLON

By	/s/ Adim Offurum
	Name:	Adim Offurum
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By	/s/ Kristen M. Murphy
	Name:	Kristen M. Murphy
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Kimberly Shaffer
	Name:	Kimberly Shaffer
	Title:	Managing Director

BANK OF AMERICA, N.A.

By	/s/ Jason Cassity
	Name:	Jason Cassity
	Title:	Director

HSBC BANK USA, N.A.

By	/s/ Jody Feldman
	Name:	Jody Feldman
	Title:	Director

THE NORTHERN TRUST COMPANY

By	/s/ Chris McKean
	Name:	Chris McKean
	Title:	SVP

THE BANK OF NOVA SCOTIA

By	/s/ Thane Rattew
	Name:	Thane Rattew
	Title:	Managing Director

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Karen Beatty
	Name:	Karen Beatty
	Title:	Director

SCHEDULE 1

COMMITMENTS

DEUTSCHE BANK AG NEW YORK BRANCH	$72,000,000
CITIBANK, N.A.	$72,000,000
THE BANK OF NEW YORK MELLON	$60,000,000
JPMORGAN CHASE BANK, N.A.	$60,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$60,000,000
BANK OF AMERICA, N.A.	$42,000,000
HSBC BANK USA, N.A.	$42,000,000
THE NORTHERN TRUST COMPANY	$42,000,000
THE BANK OF NOVA SCOTIA	$25,000,000
THE ROYAL BANK OF SCOTLAND PLC	$25,000,000

EXHIBIT A

NOTE

New York, New York

September [    ], 2012

For value received, The Chubb Corporation, a New Jersey corporation (the “Borrower”), promises to pay to the order of                      (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Five Year Revolving Credit Agreement dated as of September 24, 2012, among the Borrower, the banks listed on the signature pages thereof, and Deutsche Bank AG New York Branch, as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

THE CHUBB CORPORATION,

By

Note (Cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Type, Currency and Amount of Loan	If Alternative Currency, Dollar Amount	Amount of Principal Repaid	Maturity Date	Notation Made By

EXHIBIT B

Form of Money Market Quote Request

[Date]

To:	Deutsche Bank AG New York Branch (the “Agent”)

From:	The Chubb Corporation

Re:	Five Year Revolving Credit Agreement (the “Credit Agreement”) dated as of September 24, 2012, among the Borrower, the Banks listed on the signature pages thereof, and Deutsche Bank AG New York Branch, as Administrative Agent

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing: _________________

Principal Amount[1]	Currency[2]	Interest Period[3]

$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Terms used herein have the meanings assigned to them in the Credit Agreement.

THE CHUBB CORPORATION,

By
Name: Title:

[1]	Amount must be $10,000,000 or a larger multiple of $1,000,000
[2]	Dollars or an Alternative Currency
[3]	Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

EXHIBIT C

Form of Invitation for Money Market Quotes

To:	[Name of Bank]

Re:	Invitation for Money Market Quotes to The Chubb Corporation (the “Borrower”)

Pursuant to Section 2.03 of the Five Year Revolving Credit Agreement dated as of September 24, 2012, among the Borrower, the Banks parties thereto and the undersigned, as Agent, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):

Date of Borrowing: _________________

Principal Amount	Currency	Interest Period

$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than [2:00 P.M.] [9:00 A.M.] (New York City time) on [date].

DEUTSCHE BANK AG NEW YORK BRANCH,

By
Authorized Officer

EXHIBIT D

Form of Money Market Quote

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

60 Wall Street

New York, NY 10005

Attention:

Re:	Money Market Quote to The Chubb Corporation (the “Borrower”)

In response to your invitation on behalf of the Borrower dated [            ], 20[    ], we hereby make the following Money Market Quote on the following terms:

1.	Quoting Bank: ___________________________

2.	Person to contact at Quoting Bank: ___________________________

3.	Date of Borrowing: _________________[1]

4.	Currency: _________________________[2]

5.	We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount[2]	Interest Period[3]	Money Market [Margin4]	[Absolute Rate5]

$

$

[Provided that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $            ]2

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Five Year Revolving Credit Agreement dated as of September 24, 2012, among the Borrower, the Banks listed on the signature pages thereof and yourselves, as Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

[1]	As specified in the related invitation.
[2]

Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $1,000,000 or a larger multiple of $1,000,000 and must be expressed in Dollars.

[3]	Not less than one month or not less than seven days, as specified in the related invitation. No more than five bids are permitted for each Interest Period.
[4]	Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.[4]
[5]	Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

Very truly yours, [NAME OF BANK]

Dated:	By:
Authorized Officer

EXHIBIT E-1

September [    ], 2012

To the Banks party to the

Credit Agreement referred

to below, and Deutsche Bank AG

New York Branch, as Administrative Agent

Re:	Five Year Revolving Credit Agreement (the “Credit Agreement”), dated as of September [ ], 2012, by and among the Borrower, the banks listed on the signature pages thereof, Deutsche Bank AG New York Branch, as administrative agent (the “Administrative Agent”), Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. as joint lead arranger and joint book runners, Citibank, N.A. as syndication agent and [ ] as documentation agent.

Ladies and Gentlemen:

I am providing you with this opinion solely in my capacity as Vice President, Corporate Counsel and Secretary of The Chubb Corporation (the “Borrower”), and not in any individual or other capacity, in connection with the execution, delivery and performance of the Credit Agreement by the Borrower.

I have examined and relied upon originals or copies of corporate documents and records of the Borrower, certificates of public officials and officers of the Borrower and such other documents and instruments as I have deemed necessary or appropriate for purposes of rendering the opinions expressed below. In addition, I have made such other investigations of law and inquiries of officers of the Borrower as I have deemed necessary or appropriate. I have assumed, without verifying, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to matters material to my opinions, I have relied upon representations of the Borrower, including those set forth in the Credit Agreement.

Based upon the foregoing, it is my opinion that (i) the Borrower is validly existing and in good standing under the laws of the State of New Jersey; (ii) the execution, delivery and performance by the Borrower of the Credit Agreement and the Notes (a) are within the Borrower’s corporate powers, (b) have been duly authorized by the requisite corporate action, and (c) do not contravene the certificate of incorporation or by-laws of the Borrower; and (iii) the Borrower has duly executed and delivered the Credit Agreement.

I am a member of the bar of the State of New Jersey. I express no opinion with respect to any matters governed by any law other than the corporate laws of the State of New Jersey.

The foregoing opinions are rendered to you solely in connection with the matter described in the initial paragraph of this letter. The opinions expressed herein may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent. The foregoing opinions speak only as of the date hereof and I undertake no obligation to update the matters discussed herein.

Very truly yours,

W. Andrew Macan

Vice President, Corporate Counsel

and Secretary

EXHIBIT E-2

September [    ], 2012

To: Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and the other banks (the “Banks”) under that certain Five Year Revolving Credit Agreement, dated as of September [    ], 2012, by and among The Chubb Corporation, the Administrative Agent and the Banks listed on the signature pages thereof (as in effect on the date hereof, the “Credit Agreement”).

Ladies and Gentlemen:

We have acted as special New York corporate counsel to The Chubb Corporation, a New Jersey corporation (the “Borrower”), in connection with the execution and delivery of the Credit Agreement and the transactions contemplated thereby. This opinion is delivered to you pursuant to Section 3.01(c) of the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Credit Agreement.

In rendering the opinions set forth herein, we have examined executed originals or copies certified to our satisfaction of the Credit Agreement and such other agreements, documents, certificates and statements of government officials and corporate officers of the Borrower and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. As to questions of fact relevant to the opinions set forth herein, we have relied, without independent investigation or verification of any kind, upon certificates of officers and representatives of the Borrower or of public officials and on the representations and warranties made by the Borrower in the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. Where our opinions relate to our knowledge, that knowledge is based upon the actual current knowledge of attorneys in this firm who are currently involved in legal representation of the Borrower. We have not conducted a search of the docket of any court or other tribunal.

We have also assumed that:

(i) the Borrower has been duly organized and is validly existing in good standing under the laws of its jurisdiction of incorporation and has the power and authority (corporate and other) to execute, deliver and perform its obligations under the Credit Agreement;

(ii) the execution, delivery and performance of the Credit Agreement have been duly authorized by all necessary corporate action of the Borrower and do not violate its charter or other organizational documents or the laws of the jurisdiction of organization;

(iii) the Credit Agreement has been fully executed and delivered by the Borrower under the laws of its jurisdiction of organization; and

(iv) the Credit Agreement constitutes the valid and binding obligation of each party thereto (other than the Borrower), enforceable against such party (other than the Borrower) in accordance with its terms, and there are no provisions of the laws of any jurisdiction applicable to such party (other than the Borrower to the extent expressly provided below) that are inconsistent with, or that would be contravened by, the execution, delivery or performance of the Documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Credit Agreement constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

2. The execution and delivery by the Borrower of the Credit Agreement and the performance by the Borrower of its obligations under the Credit Agreement do not (i) contravene any New York State law or any Federal law of the United States of America (including Regulations U or X of the Board of Governors of the Federal Reserve System of the United States), in each case which in our experience is normally applicable to corporations generally in connection with transactions of the type contemplated by the Credit Agreement and which is not excluded by any provision hereof (the laws referred to in this clause (i), collectively, “Applicable Laws”) or (ii) violate any order, writ, injunction or decree of which we have knowledge of any court or governmental authority or agency binding upon the Borrower or to which the Borrower is subject.

3. Except for any filings, authorizations or approvals as are specifically provided for in the Credit Agreement (or otherwise as have been obtained or made on or prior to the date hereof), no authorizations or approvals of, and no filings with, any New York or Federal governmental or public body or authority is required of the Borrower under Applicable Law in connection with the execution and delivery by the Borrower of, or the performance by the Borrower of its obligations under, the Credit Agreement.

4. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The opinions contained herein are subject to the following additional limitations, qualifications, exceptions and assumptions:

(a) Our opinions expressed in paragraph 1 hereof are subject to (x) the effects of applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights and by general equitable principles (regardless of whether considered in a proceeding in equity or at law) and (y) the unenforceability under certain circumstances of provisions imposing penalties, liquidated damages or other economic remedies.

(b) In connection with our opinion set forth in paragraph 1 hereof (i) such opinion is limited to the extent that a United States Federal court sitting in diversity jurisdiction may not give effect to (x) the waiver of any objection to the laying of venue and of any claim of forum non conveniens and (y) the forum selection provisions contained in the Credit Agreement, (ii) no opinion is being expressed with respect to subject matter jurisdiction of any United States Federal court and (iii) no opinion is being expressed as to the effectiveness of (x) any waiver (whether or not stated as such) under the Credit Agreement of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law, to the extent that such rights cannot be waived under Applicable Law and (y) the enforceability of the Credit Agreement against the Borrower following the occurrence of any facts or circumstances after the date hereof that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by the Borrower.

(c) We express no opinion as to the enforceability of (i) any indemnification or contribution provisions in the Credit Agreement to the extent the rights to indemnification or contribution provided for therein violate any law, rule or regulation or public policy relating thereto and (ii) any provisions contained in the Credit Agreement that purport to establish (or may be construed to establish) evidentiary standards.

(d) We express no opinion as to the applicability to the Credit Agreement or the transactions contemplated thereby of Section 548 of Title 11 of the United States Code (the “Bankruptcy Code”) or Article 10 of the New York Debtor and Creditor Law relating to fraudulent transfers and obligations.

(e) We wish to point out that the laws of the State of New York generally impose an obligation of good faith and reasonableness in the performance and enforcement of contracts.

(f) In rendering our opinion in paragraph 3 hereof, we express no opinion with respect to orders, consents, permits or approvals that may be necessary because of the specific nature of the business or operations of the Borrower.

(g) Our opinion in paragraph 1 hereof is limited to the laws of the State of New York and is rendered in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified as N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 1989) and N.Y. C.P.L.R. 327(b) (McKinney (1990)) (the “Act”) and the application of New York law pursuant to the Act to a transaction that has no contact or only insignificant contact with the parties and the transaction may raise constitutional issues.

(h) There are no other or collateral arrangements between the Borrower and any other party to the Credit Agreement that modify or supersede any of the terms thereof.

(i) For purposes of the opinion rendered in paragraph 1 hereof, that no Bank is a “creditor” as defined in Regulation T.

(j) We express no opinion as to (1) federal or state securities, insurance or banking laws or regulations; (2) federal or state antitrust or unfair competition laws or regulations; (3) federal or state environmental laws or regulations; (4) federal or state tax laws or regulations; (5) federal or state public utility laws or regulations; (6) pension or employee benefit laws or regulations; (7) federal or state health and safety laws or regulations; (9) federal or state labor laws or regulations; (8) federal or state laws, regulations or policies relating to national or local emergencies; (10) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (11) federal or state usury laws (other than New York usury laws); (12) ERISA; (13) the USA Patriot Act (Title III of Public L. 107-56) or other anti-money laundering laws and regulations; (14) the Trading with the Enemy Act or the International Emergency Economic Powers Act or other similar laws and regulations issued thereunder, including the Foreign Assets Control Regulations; (15) any other laws to the extent not customarily applicable to transactions of the type contemplated by the Credit Agreement; or (16) judicial decisions to the extent that they deal with any of the foregoing.

The opinions expressed above are limited to questions arising under the Federal law of the United States and the law of the State of New York. This opinion does not cover the law of any jurisdiction other than that specified in the immediately preceding sentence (collectively, the “Other Jurisdictions”), nor did we review codifications of the laws of Other Jurisdictions. Furthermore, we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring subsequent to the time of the delivery of this letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting the Borrower. We assume no responsibility to advise you of any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions herein.

This opinion may not be used or relied upon or published or communicated to any person or entity other than the addressee hereof for any purpose whatsoever without our prior written consent in each instance; provided that you may furnish copies of this opinion (i) to your accountants and to bank auditors and examiners, in each case in connection with their audit and review activities, (ii) to any person to whom disclosure is required to be made by law or in legal proceedings and (iii) to any person that becomes or proposes to become a Lender in accordance with the provisions of the Credit Agreement.

Very truly yours,

White & Case LLP

GMO:MLL

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Bank)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Bank]

2.	Assignee[s]:

[for each Assignee, indicate [affiliate] of [identify Bank]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.        Borrower: The Chubb Corporation

4.        Administrative Agent: Deutsche Bank AG New York Branch, as the administrative agent under the Credit Agreement

5.        Credit Agreement: The Five Year Revolving Credit Agreement dated as of September 24, 2012 among The Chubb Corporation, the Assignor[s], the other Banks party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent.

6.        Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Banks[7]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]

		$	$	%

		$	$	%

		$	$	%

[7.        Trade Date: ______________]9

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]10

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]11

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Swingline Lender

By:
Title:

Consented to and Accepted:

CITIBANK, N.A., as Swingline Lender

By:
Title:]

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.

ANNEX 1

Five Year Revolving Credit Agreement dated as of September 24, 2012, among The Chubb Corporation,

the other Banks party thereto, as Banks, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc.,

as Joint Lead Arrangers and Joint Book Runners, Deutsche Bank AG New York Branch, as

Administrative Agent and Citibank, N.A., as Syndication Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other related document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement and each of the documents delivered thereunder or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other person obligated in respect of the Credit Agreement or any other related document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other person of any of their respective obligations under the Credit Agreement or any other related document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.06(c) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.06(c) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and any other related document, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and any related documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.